Exhibit 10.1

Separation Agreement

March 1, 2012

To: David W. Lancelot

This letter agreement (this “Agreement”) is made by and between you and Spirit Airlines, Inc., a Delaware corporation (the “Company”), effective as of the eighth day following the date you sign this Agreement (the “Effective Date”) and constitutes the agreement between you and the Company regarding your resignation from employment with the Company.

A.    Termination Date

You acknowledge and agree that your status as an employee and officer of the Company will end effective as of March 1, 2012 (the “Termination Date”).

B.    Final Paycheck

As soon as administratively practicable following the Termination Date, the Company will pay you all accrued but unpaid base salary and all accrued and unused vacation earned through the Termination Date, subject to standard payroll deductions and withholdings. In addition, the Company will reimburse you for all outstanding expenses incurred prior to the Termination Date which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's requirements with respect to reporting and documenting such expenses.

C.    Separation Benefits

As soon as administratively practicable after the Effective Date, subject to your return of all Company property pursuant to Section I below, you shall be entitled to the following:

1.Severance and Bonus Pay

You will be entitled to receive severance payments under the Spirit Airlines Executive Severance Plan Policy, a copy of which is attached. These payments (and the other payments described in this Agreement) are subject to all applicable federal (including social security), state and local taxes.

Payments will be reduced by any advances or similar outstanding amounts owed to Spirit, if any, such as sick days or vacation days used in excess of the number to which you were entitled as of your separation date. In addition, all legally and court-ordered garnishments and levies, if any, will be withheld.

Your payment(s) will be made semi-monthly according to regular payroll practices and subject to the foregoing provisions for the withholding of any federal, state and local taxes as well as any other payments or advances described above.

For the purposes of this Agreement, your base severance will be for a period of one (1) year at your base yearly salary of $291,011. This separation pay will be made in equal installments, consistent with past payroll practices. Payments will be made on current payroll pay dates, consisting of the 15th and the last day of the month. Payments will be direct deposited.

In addition to the aforementioned severance pay, you will receive a 2011 bonus of $110,000 which also will be payable, together with the above-referenced base severance amounts, in equal installments and consistent with past payroll practices. Bonus payments will be made on current payroll pay dates, consisting of the 15th and the last day of the month. Bonus payments will be direct deposited.

2.Repayment or Cessation of Severance and Bonus Pay

If you are later employed outside Spirit, you will not forfeit any base severance or bonus pay because of that employment.

Your eligibility to receive base severance pay, 2011 bonus and the other benefits provided to you hereunder is conditioned on your representation that you have conducted yourself in an ethical, forthright and honest manner in connection with your work for Spirit, as well as your compliance with the other undertakings set forth in this Agreement (including, without limitation, the release of claims set forth in Section D and the covenants set forth in Sections E, F and G). You agree that if you act contrary to the representations and obligations set forth in this Agreement, you may be obligated to pay Spirit an amount equal to the value of the consideration furnished under this Agreement, and that Spirit shall be entitled to immediately cancel any remaining severance or bonus payments owed to you.

3.Unemployment Benefits

You may apply for unemployment benefits upon termination. Any claim for these benefits will not be contested by Spirit. Separation pay can and must be disclosed to appropriate authorities. Treatment of separation pay from the beginning of eligibility for unemployment compensation may vary from state to state.

4.    Employee Assistance Program

The Company's Employee Assistance Program services will continue to be available for thirty (30) calendar days following your termination date. You may contact our EAP coordinator for more information. The EAP phone number is (888) 267-8126.

5.    Travel

You (and your spouse and dependants listed on your travel benefits form) shall receive positive-space travel passes on Spirit for one year enabling you (and your spouse and dependents) to travel free of charge in any class of service that is available on Company's flights at the time of reservation.

6.    Healthcare

You (and your spouse and dependants) shall be eligible for certain continued coverage under the terms of the Consolidated Omnibus Budget Reconciliation Act (Public Law 99-272, Title X, commonly known as “COBRA”). Company shall cover you (and your spouse and dependants) costs of coverage under COBRA at the same rate as if you remained a director with the Company for a period equal to the shorter of: (i) one (1) year or (ii) the date on which you accept a new position with another employer. If you obtain new employment within one year of your termination from Spirit, you must provide notification to Spirit, Attn : Thomas Canfield, SVP & General Counsel, 2800 Executive Way, Miramar, FL 33025).

7.    Blackberry

The Company will continue to pay for service on your Blackberry device for a period of thirty (30) days after your termination date. Thereafter, you may retain the device and your current telephone number at your expense.

D.    Release to Spirit

The consideration and benefits provided under this Agreement are in addition to anything of value to which you are entitled under law or Spirit policy. In consideration of the benefits provided herein, you agree to release any and all claims you have or may have against the Company as a result of the Company hiring you, your employment with the Company, and the termination of your employment with the Company (provided that you are not releasing any rights to enforce the terms of this Agreement). For the benefits provided herein, you, for yourself, your heirs, successors, and assigns, hereby release and discharge Spirit (including its affiliated companies) its officers, employees and directors, from all liability for damages and agree not to institute any claim for damages, reinstatement, benefits, attorneys' fees, or other personal relief by charge or otherwise. You agree to release the Company for any claims including, but not limited to, any claims arising under Title VII of the Civil Rights Act, 42 U.S.C. § 2000, et seq; the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq.; and the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq. as amended; and any contract, quasi contract, statutory or tort claims, whether developed or undeveloped, arising from or related to the Company's hiring of you, your employment with the Company and the cessation of your employment with the Company. You understand and agree that this release and the Company's agreement to provide consideration are not intended and should not be construed, in any way, as an admission of any wrongdoing, liability, or violation of Spirit policy. You acknowledge that you have not been discriminated against on the basis of age, sex, disability, race, ethnicity, religion, or any other class protected by law. You are waiving claims for personal remedies, damages, reinstatement, benefits, attorney's fees, and other personal relief. However, nothing set forth in this agreement prohibits you from (1) filing a charge or complaint with, or participating in an investigation or proceeding not seeking personal remedies conducted by the EEOC or any comparable state agency, (2) participating in an action to question the validity of this Separation Agreement under the Older Workers Benefit Protection Act, or (3) filing any charge or claim, including Workers Compensation claims, not waivable by law. The Company and you also agree that, by signing this Agreement, you do not waive any claims regarding the 401K plan arising under the Employment Retirement Income Security Act or claims under the Comprehensive Omnibus Budget Reconciliation Act (“COBRA”).

You further agree and acknowledge that:

1.By entering into this Agreement, you are waiving any and all rights or claims that you may have arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Agreement.

2.The benefits set forth in this Agreement are in addition to anything of value to which you are otherwise entitled by law or Company policy.

3.You were given a revised copy of this Agreement on March 14, 2012 and you have been informed that you have twenty one (21) days within which to consider this Agreement. You may waive this waiting period and sign this Agreement any time before the expiration of the 21 day period, but are under no obligation to do so. If you voluntarily elect to sign this Agreement before your twenty-one (21) days expire, you will acknowledge that by signing the Election attached to this Agreement. Consideration and benefits under this Agreement will then begin as soon as administratively practicable after the Effective Date as long as you have not revoked the Agreement within the seven (7) day revocation period (described below).

4.Even after you sign and return this Agreement to the Company (as set forth below), you have seven (7) calendar days in which to revoke this Agreement. To be effective, notice of rescission or revocation must be in writing and must be delivered by hand or by mail to Thomas Canfield, SVP & General Counsel, Spirit Airlines, Inc., 2800 Executive Way, Miramar, Florida 33025 within the seven (7) day period. If a notice of rescission or revocation is delivered by mail it must be: 1) postmarked within the seven (7) day period, 2) properly addressed as set forth above, and 3) sent by certified mail return receipt requested or via a delivery service. This Agreement and release shall not become effective or enforceable until this seven-day period has expired.

5.You are hereby advised of your rights to consult with an attorney of your choosing before signing this Agreement. You acknowledge that you have had the opportunity to retain counsel regarding this matter, that you have read and fully understand the terms of this Agreement, or have had it analyzed by counsel, with sufficient time, and that you are fully aware of its contents and of its legal effect. You and the Company enter into this Agreement freely and voluntarily and with a full understanding of its terms.

6.With regard to any future assistance you may provide to the Company, as described in Section E, the Company will (i) indemnify, defend and hold you harmless from and against any judgment or third-party claim arising against you in connection with such assistance, and (ii) reimburse you for all reasonable out-of-pocket costs and expenses incurred by you in providing such assistance.

7.Nothing herein shall diminish your rights to coverage under existing D&O and other liability insurance policies, subject and according to the terms thereof, or to indemnification under (i) your indemnification agreement with the Company, (ii) the Company's By-laws, or (ii) Delaware or other applicable laws.

E.    Company Information; Assistance

You agree that you will not use or copy any Company information (oral or written) records, files, materials, intellectual property or trade secrets of the Company (“Company Information”) for your personal use, or for use by you in a business or for a future employer. You further agree to provide Spirit (i) transition assistance for a period of up to 90 days from the date hereof, in partial exchange for the consideration provided herein, and (ii) thereafter, other assistance as may be requested by Spirit from time to time (including, without limitation, assistance with litigation, claims and administrative proceedings, whether formal or informal, actual or threatened) and for any such assistance, Spirit will provide you with hourly compensation at a rate based upon your base salary at the time of your separation. Spirit agrees not to require that you provide such assistance in a manner which will interfere with any then-existing employment.

F.    Non-Solicitation of Company Employees

You agree that for a period of eighteen (18) months after the date of this Agreement, you will not, directly or indirectly, solicit or attempt to solicit any of Spirit's employees or exclusive contractors to work with you or to work for any other entity.

G.    Non-Disparagement

You agree that you will not engage in any activity which is intended to embarrass, disparage, harass or adversely affect the Company (including its affiliated companies) its officers, employees and directors, or their respective affiliates, business operations, practices or services and you agree that you will not make any negative comments about any of the foregoing entities/persons, orally or in writing. The Company will instruct its officers and directors to not engage in any activity which is intended to embarrass, disparage, harass or adversely affect you (other than activity undertaken in connection with efforts to enforce this Agreement) and agrees that these individuals will not make any negative comments about you, orally or in writing.

H.    Restricted Stock

Under the terms of the Company's equity incentive plans, all equity awards that are not vested as of the date of termination of employment are forfeited. Notwithstanding the foregoing, and in partial consideration for your compliance with the undertakings set forth herein, 5,000 shares of restricted stock will vest as of the Effective Date. Such shares will be issued to you on a net basis, to cover payment of all required withholding by the company for income tax, FICA, Medicare and other applicable deductions.

I.    Miscellaneous

1.All payments outlined above (other than for accrued but unpaid salary, unused vacation and expense reimbursements) are conditioned upon your timely execution of this Agreement and your not revoking this Agreement within the time period specified in Section D of this Agreement.

2.You acknowledge that you have been paid for all time worked, that you are not owed any back wages and that you have not suffered any unreported workplace injury.

3.This Agreement sets forth the entire agreement between you and the Company relating to the subject matter hereof, provided that the covenant regarding confidentiality set forth in the attached Severance Plan Policy is incorporated herein by reference as if fully set forth herein. For the sake of clarity, this Agreement does not affect your rights under the Tax Receivable Agreement. Once effective, this Agreement supersedes and replaces all prior understandings, whether oral or written. This Agreement may be amended only by a writing executed by both you and the Company.

4.The paragraph headings herein are for convenience only and do not add to or delete from the subject matter of this Agreement.

5.This agreement may be signed in counterparts, each of which will be deemed to constitute an executed original and all of which together shall constitute a single instrument.

6.You represent that you have returned to the Company, or shall immediately return to the Company, all documents, software, equipment (including, but not limited to, computers and computer-related items) and all other property and materials belonging to the Company, including but not limited to Company identification or security cards, keys and the like, all Company publications, notes, notebooks, recordings, and other materials to which you had access or which you developed in the course of your employment with the Company or which were obtained in the course of your employment with the Company. If this is acceptable to you, please signify your agreement by executing on the line below.

7.Please read this Agreement thoroughly and review it with your attorney or a person of your choice. In order to receive the separation benefits outlined above, you must sign and return a copy of this Agreement to Thomas Canfield, SVP & General Counsel, C/O Spirit Airlines, Inc., 2800 Executive Way, Miramar, Florida 33025 not later than March 22, 2012 and must not revoke this Agreement during the time period specified in Section D.

This agreement will be interpreted under, and construed in accordance with, the internal laws of the State of Florida.

SPIRIT AIRLINES, INC.

/s/ Thomas C. Canfield
Name: Thomas C. Canfield
Title: SVP & General Counsel

AGREED AND ACCEPTED THIS 18 DAY

OF March , 2012

BY: /s/ David W. Lancelot
David W. Lancelot

Election to Execute Prior to Expiration of Twenty-One Day Consideration Period

I understand that I have at least twenty-one (21) days within which to consider this Agreement, and to execute this Agreement. However, after having the opportunity to consult counsel, I have freely and voluntarily elected to execute the Agreement and release before the twenty-one (21) day period has expired.

Date: 3/18/12

    Employee Name (print): David W. Lancelot

/s/ David W. Lancelot
(Employee Signature)